                                                                     EXHIBIT 8.2






                                  June 24, 1999



Board of Directors
OFFITBANK Holdings, Inc.
520 Madison Avenue
New York, NY  10022-4213

Ladies and Gentlemen:

                  You have requested our opinion concerning certain federal income tax issues relating to the Agreement and Plan of Merger, dated as of May 13, 1999 (the "Merger Agreement"), between Wachovia Corporation, a North Carolina corporation ("Wachovia") and OFFITBANK Holdings, Inc., a Delaware corporation ("OFFITBANK Holdings"). The Merger Agreement provides for the merger of OFFITBANK Holdings with and into Wachovia (the "Merger"). Capitalized terms not otherwise defined in this letter shall have the same meanings as those terms have in the Merger Agreement. In rendering the opinion we have examined (i) the Merger Agreement; (ii) the representation letters from Wachovia and OFFITBANK Holdings, both dated June 24, 1999; and (iii) such other documents as we have deemed necessary or appropriate in order to render the requested opinion.

                  In connection with such examination we have assumed (1) the authenticity of all documents, agreements and instruments which we have reviewed; (2) that the documents reviewed in connection with rendering the opinion are complete and accurate and will be complete and accurate as of the effective date of the Merger; (3) that the Merger will be effective under applicable state laws; and (4) that the Merger Agreement accurately describes the terms of the Merger. In rendering our opinion, we have not undertaken independent investigation of the accuracy of any assumptions stated herein, the veracity of written statements as to factual matters upon which we have relied or the authenticity of documents.

                  Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published Revenue Rulings, published Revenue Procedures and existing judicial and administrative decisions, all as of the date of this letter. All of the foregoing are subject to change and any such change (which could be retroactive) could affect the opinion contained in this letter.

                  The opinion is our legal judgment as to certain of the federal income tax consequences of the proposed Merger. Our opinion is not binding on the Internal Revenue Service and the Internal Revenue Service may reach a different conclusion, which conclusion could be sustained by a court if litigated. The opinion is limited to the specific conclusions reached in the opinion and does not purport to reach any other conclusions, such as the tax consequences to holders of OFFITBANK Holdings common stock who hold such shares as other than capital assets or as part of a straddle or conversion transaction, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to mark to market, foreign persons and persons who acquired or acquire shares of OFFITBANK Holdings common stock pursuant to the exercise of employee stock options or otherwise as compensation. The opinion does not address foreign, state, local, estate or other potential tax consequences of the Merger.

                  On the basis of the foregoing, we are of the opinion that:

                  1. The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

                  2. Each of Wachovia and OFFITBANK Holdings will be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  3. No gain or loss will be recognized by OFFITBANK Holdings stockholders who receive shares of Wachovia common stock in exchange for shares of OFFITBANK Holdings common stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests.

                  This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences of the Merger under any other laws.

                  We also hereby confirm to you that the discussions set forth under the heading "THE MERGER -- Federal Income Tax Consequences" in the Proxy Statement/Prospectus of Wachovia and OFFITBANK Holdings (the "Proxy/Prospectus") which form a part of the Registration Statement of Wachovia to which this opinion is filed as an exhibit is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption "THE MERGER -- Federal Income Tax Consequences" in the Proxy/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Sincerely yours,

                                        /s/ Schulte Roth & Zabel LLP